EXHIBIT 99.1

Apyx Medical Corporation Reports Third Quarter 2021 Financial Results and Updates Full Year 2021 Outlook
Advanced Energy Sales increased 88% year-over-year in Q3

CLEARWATER, FL — November 11, 2021 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported financial results for its third quarter ended September 30, 2021 and updated its financial outlook for the full year ending December 31, 2021.

Third Quarter 2021 Financial Summary:

•Total revenue of $11.8 million, up 70% year-over-year.
◦Advanced Energy revenue of $10.3 million, up 88% year-over-year.
◦OEM revenue of $1.5 million, up 3% year-over-year.
•Net loss attributable to stockholders of $4.2 million, compared to net loss attributable to stockholders of $3.7 million for the third quarter of 2020. Net loss attributable to stockholders in the third quarter of 2020 included an income tax benefit of $0.7 million.
•Adjusted EBITDA loss of $2.7 million, compared to adjusted EBITDA loss of $3.1 million for the third quarter of 2020.
•At September 30, 2021, the Company had cash and cash equivalents of $30.9 million, compared to $41.9 million as of December 31, 2020. At September 30, 2021, the Company had working capital of $48.2 million, including expected cash tax refunds of approximately $7.5 million the Company expects to receive during 2021 or 2022 related to the net operating loss carrybacks resulting from the 2020 CARES Act.

Third Quarter 2021 Operating Highlights:

•On August 30, 2021, the Company announced the appointment of Wendy Levine to the Board of Directors, effective August 25, 2021. Ms. Levine serves as a Director and member of the Regulatory Compliance Committee.

Management Comments:

“We are excited by our team’s impressive execution during the third quarter, which enabled us to achieve 88% growth year-over-year in sales of our Advanced Energy products. Our Advanced Energy sales growth was driven primarily by strong, global utilization of our Advanced Energy handpieces, with global handpiece sales increasing more than 100% year-over-year. We also saw global Advanced Energy generator sales increase by more than 70% year-over-year, primarily reflecting healthy adoption of our Renuvion® technology in the U.S. cosmetic surgery market.”

Mr. Goodwin continued: “We are raising our 2021 financial outlook today in light of our stronger-than-anticipated performance that we achieved in the third quarter. Looking ahead, our financial outlook continues to reflect our expectations for continued improvement in the global capital equipment environment, coupled with strong utilization trends from our existing customers, during the fourth quarter. We expect to bring 2021 to a strong close as we continue to raise awareness of our innovative Helium Plasma Technology, expand our share of the multi-billion global cosmetic surgery market and enhance the foundation for strong, sustainable growth in the years ahead."

The following tables present revenue by reportable segment and geography:

	Three Months Ended September 30,		Increase/Decrease		Nine Months Ended September 30,		Increase/Decrease
(In thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Advanced Energy	$10,313	$5,479	$4,834	88.2%	$27,951	$12,332	$15,619	126.7%
OEM	1,518	1,475	43	2.9%	3,742	3,915	(173)	(4.4)%
Total	$11,831	$6,954	$4,877	70.1%	$31,693	$16,247	$15,446	95.1%

	Three Months Ended September 30,		Increase/Decrease		Nine Months Ended September 30,		Increase/Decrease
(In thousands)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Domestic	$7,911	$5,214	$2,697	51.7%	$20,860	$12,225	$8,635	70.6%
International	3,920	1,740	2,180	125.3%	10,833	4,022	6,811	169.3%
Total	$11,831	$6,954	$4,877	70.1%	$31,693	$16,247	$15,446	95.1%

Third Quarter 2021 Results:

Total revenue for the three months ended September 30, 2021 increased $4.9 million, or 70%, to $11.8 million, compared to $7.0 million in the prior year period. Advanced Energy segment sales increased $4.8 million, or 88% year-over-year, to $10.3 million, compared to $5.5 million in the prior year period. OEM segment sales increased 3% year-over-year. For the third quarter 2021, revenue in the United States increased $2.7 million, or 52% year-over-year, to $7.9 million, and international revenue increased $2.2 million, or 125% year-over-year, to $3.9 million. In the third quarter of 2021, total revenue growth was primarily driven by increased global utilization-based demand for handpieces and adoption of generators, despite continued headwinds related to the COVID-19 pandemic in certain geographic regions. COVID-19 related headwinds were relatively less severe on a global basis in the third quarter of 2021, compared to the prior year period.

Gross profit for the three months ended September 30, 2021, increased $3.3 million, or 70% year-over-year, to $8.1 million, compared to $4.7 million in the prior year period. Gross margin for the three months ended September 30, 2021, was 68.1%, compared to 67.9% for the same period in 2020. The increase in profit margins for the three months ended September 30, 2021 from the prior year period is primarily attributable to sales mix between the Advanced Energy and OEM segments, partially offset by product and geographic mix within the Advanced Energy segment and higher inbound shipping costs.

Operating expenses for the third quarter of 2021 increased $2.9 million, or 32% year-over-year, to $12.0 million, compared to $9.1 million for the third quarter of 2020. The year-over-year change in operating expenses was driven by a $1.9 million increase in selling, general and administrative expenses, a $0.7 million increase in salaries and related costs, a $0.2 million increase in professional services and a $0.1 million increase in research and development expenses.

Income tax expense for the third quarter of 2021 was $0.1 million, compared to an income tax benefit of $0.7 million for the third quarter of 2020. The year-over-year change in income tax expense (benefit) was primarily due to the net operating loss carryback recognized in the third quarter of 2020, which did not impact income tax expense in the third quarter of 2021.

Net loss attributable to stockholders for third quarter of 2021 was $4.2 million, or $0.12 per share, compared to a net loss of $3.7 million, or $0.11 per share, for the third quarter of 2020. Net loss attributable to stockholders in the third quarter of 2020 included an income tax benefit of $0.7 million.

First Nine Months of 2021 Results:

Total revenue for the nine months ended September 30, 2021 increased $15.4 million, or 95%, to $31.7 million, compared to $16.2 million in the prior year period. Advanced Energy segment sales increased $15.6 million, or 127% year-over-year, to $28.0 million, compared to $12.3 million in the prior year period. OEM segment sales decreased $0.2 million, or 4% year-over-year, to $3.7 million, compared to $3.9 million in the prior year period. For the nine months ended September 30, 2021, revenue in the United States increased $8.6 million, or 71% year-over-year, to $20.9 million, and international revenue increased $6.8 million, or 169% year-over-year, to $10.8 million.

Net loss attributable to stockholders for the nine months ended September 30, 2021 was $13.2 million, or $0.38 per share, compared to a net loss of $10.4 million, or $0.30 per share, for the nine months ended September 30, 2020. Net loss attributable to stockholders for the nine months ended September 30, 2020 included an income tax benefit of $7.1 million.

Full Year 2021 Financial Outlook:

The Company is updating financial guidance for the year ending December 31, 2021 to:

•Total revenue in the range of $44.0 million to $45.0 million, representing growth of 59% to 62% year-over-year, compared to total revenue of $27.7 million for the year ended December 31, 2020. The Company’s prior guidance range for total revenue was $40.6 million to $42.6 million, representing growth of 46% to 54% year-over-year.
◦Total revenue guidance assumes:
•Advanced Energy revenue in the range of approximately $39.0 million to $40.0 million, representing growth of 76% to 80% year-over-year, compared to Advanced Energy revenue of $22.2 million for the year ended December 31, 2020. The Company’s prior guidance range for Advanced Energy revenue was $36.0 million to $38.0 million, representing growth of 62% to 71% year-over-year.
◦The Advanced Energy revenue range assumes that U.S. growth is only driven by contributions from Renuvion® sales related to its use as a sub-dermal coagulator following liposuction procedures and that international growth is driven primarily by demand in existing international markets.
▪OEM revenue of approximately $5.0 million, representing a decline of 9% year-over-year, compared to $5.5 million for the year ended December 31, 2020. The Company’s prior guidance for OEM revenue was approximately $4.6 million, representing a decline of 16% year-over-year.
•Net loss attributable to stockholders in the range of $17.8 million to $17.2 million, compared to net loss attributable to stockholders of $11.9 million for the year ended December 31, 2020. Net loss attributable to stockholders for the year ended December 31, 2020 included an income tax benefit of $7.7 million. The Company’s prior guidance range for net loss attributable to stockholders was $19.3 million to $18.0 million.

•Adjusted EBITDA loss in the range of $11.6 million to $10.7 million, compared to adjusted EBITDA loss of $14.5 million for the year ended December 31, 2020. The Company’s prior guidance range for Adjusted EBITDA loss was $13.1 million to $11.5 million.

Conference Call Details:

Management will host a conference call at 5:00 p.m. Eastern Time on November 11, 2021 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-8289 (or 201-689-8341 for international callers) and provide access code 13723897. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://78449.themediaframe.com/dataconf/productusers/apyx/mediaframe/46871/indexl.html

A telephonic replay will be available approximately two hours after the end of the call through November 25, 2021. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13723897. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The Company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers surgeons and physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2020. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Sales	$11,831	$6,954	$31,693	$16,247
Cost of sales	3,775	2,229	10,243	6,444
Gross profit	8,056	4,725	21,450	9,803
Other costs and expenses:
Research and development	1,175	1,047	3,374	3,002
Professional services	2,032	1,835	5,442	5,882
Salaries and related costs	4,206	3,508	12,794	10,258
Selling, general and administrative	4,611	2,706	12,596	8,691
Total other costs and expenses	12,024	9,096	34,206	27,833
Loss from operations	(3,968)	(4,371)	(12,756)	(18,030)
Interest income	2	10	9	233
Interest expense	(3)	(25)	(9)	(39)
Other (loss) income, net	(192)	(63)	(188)	349
Total other (loss) income, net	(193)	(78)	(188)	543
Loss before income taxes	(4,161)	(4,449)	(12,944)	(17,487)
Income tax expense (benefit)	73	(715)	246	(7,112)
Net loss	(4,234)	(3,734)	(13,190)	(10,375)
Net loss attributable to non-controlling interest	(12)	(6)	(21)	(6)
Net loss attributable to stockholders	$(4,222)	$(3,728)	$(13,169)	$(10,369)

Loss per share
Basic and Diluted	$(0.12)	$(0.11)	$(0.38)	$(0.30)

Weighted average number of shares outstanding - basic and diluted	34,330	34,216	34,318	34,193

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	September 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$30,898	$41,915
Trade accounts receivable, net of allowance of $360 and $300	11,444	8,399
Income tax receivables	7,654	7,654
Other receivables	873	1,275
Inventories, net of provision for obsolescence of $303 and $388	6,040	4,051
Prepaid expenses and other current assets	2,967	2,795
Total current assets	59,876	66,089
Property and equipment, net	6,412	6,541
Operating lease right-of-use assets	152	237
Finance lease right-of-use assets	274	437
Other assets	1,055	807
Total assets	$67,769	$74,111

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,044	$1,511
Accrued expenses and other liabilities	8,324	7,278
Current portion of operating lease liabilities	125	126
Current portion of finance lease liabilities	218	238
Total current liabilities	11,711	9,153
Long-term operating lease liabilities	30	129
Long-term finance lease liabilities	22	183
Contract liabilities	1,200	621
Other liabilities	146	166
Total liabilities	13,109	10,252
EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,339,533 issued and outstanding as of September 30, 2021, and 34,289,222 outstanding as of December 31, 2020	34	34
Additional paid-in capital	64,862	61,066
(Accumulated deficit) retained earnings	(10,548)	2,621
Total stockholders' equity	54,348	63,721
Non-controlling interest	312	138
Total equity	54,660	63,859
Total liabilities and equity	$67,769	$74,111

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS RESULTS TO NON-GAAP ADJUSTED EBITDA (Unaudited)
Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, and stock-based compensation expense.

(In thousands)	Three Months Ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net loss attributable to stockholders	$(4,222)	$(3,728)	$(13,169)	$(10,369)
Interest income	(2)	(10)	(9)	(233)
Interest expense	3	25	9	39
Income tax expense (benefit)	73	(715)	246	(7,112)
Depreciation and amortization	234	223	674	662
Stock based compensation	1,184	1,063	3,747	3,209
Adjusted EBITDA	$(2,730)	$(3,142)	$(8,502)	$(13,804)

The following unaudited table presents a reconciliation of net loss attributable to stockholders to Adjusted EBITDA loss for the year ending December 31, 2021. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss attributable to stockholders of $17.8 million to $17.2 million for the year ending December 31, 2021.

(In millions)	Year Ending December 31, 2021
Net loss attributable to stockholders	$(17.5)
Interest income	—
Interest expense	—
Income tax expense	0.3
Depreciation and amortization	0.9
Stock based compensation	5.2
Adjusted EBITDA	$(11.2)
Note: figures may not sum to totals due to rounding